Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

(Form Type)

Global Gas Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	21,168,701	(2)	$1.80	(3)	$38,103,662	$0.00014760	$5,624.11
Fees to Be Paid	Equity	Warrants to purchase Class A Common Stock	Rule 457(g)	4,850,000	(4)	—		—	—	—	(5)
Fees Previously Paid	—	—	—	—		—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—				—	—	—	—
	Total Offering Amounts							$38,103,662		$5,624.11
	Total Fees Previously Paid									$0
	Total Fee Offsets									$0
	Net Fee Due									$5,624.11

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Consists of the following shares of the registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), registered pursuant to the accompanying registration statement: (i) the resale by the selling securityholders named in the accompany registration statement (the “Selling Securityholders”) of up to 4,312,500 shares of Class A Common Stock, (ii) the issuance by the registrant of up to 8,624,981 shares of Class A Common Stock upon exercise of the warrants issued to the public as part of the units in Dune Acquisition Corporation’s initial public offering, (iii) the issuance by the registrant and resale by the Selling Securityholders of up to 4,850,000 shares of Class A Common Stock upon exercise of the warrants originally issued to Dune Acquisition Holdings LLC in a private placement in connection with the initial public offering of Dune Acquisition Corporation (the “Private Warrants”), (iv) the issuance by the registrant and resale by the Selling Securityholders of up to 2,700,000 shares of Class A Common Stock issuable upon the exchange of shares of the registrant’s Class B voting non-economic common stock, par value $0.0001 per share, and common equity units of Global Gas Holdings LLC in accordance with that certain Exchange Agreement, dated as of December 21, 2023, by and among the registrant, Global Gas Holdings LLC and the unitholders of Global Hydrogen Energy LLC, and (v) the resale by the Selling Securityholders of up to 681,220 shares of Class A Common Stock issued pursuant to that certain Subscription Agreement, dated as of December 1, 2023, by and among the registrant and certain of the Selling Securityholders.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of Class A Common Stock as reported on The Nasdaq Stock Market on April 11, 2024.

(4)	Consists of an aggregate of up to 4,850,000 Private Warrants that may be resold by the Selling Securityholders.

(5)	Pursuant to Rule 457(g) under the Securities Act, no separate fee is recorded for the Private Warrants and the entire fee is allocated to the underlying Class A Common Stock.